Investor Contact: Tim Reeves (314) 553-2197
Media Contact: Mark Polzin (314) 982-1758
or George Sard / Jared Levy
Sard Verbinnen & Co. (212) 687-8080

EMERSON PROPOSES TO ACQUIRE ROCKWELL AUTOMATION

FOR $225 PER SHARE IN CASH AND STOCK TRANSACTION

VALUED AT $29 BILLION

•	Creates Global Automation Leader with Best-in-Class Portfolio of Automation Solutions

•	Represents 30% Premium to Rockwell’s Undisturbed 90-Day Volume Weighted Average Share Price

•	Accretive to Adjusted EPS and Free Cash Flow in Year-One

•	Emerson Posts Slides to Investor Relations Page Detailing Rationale of Transaction

ST. LOUIS, MO, November 16, 2017 – Emerson (NYSE: EMR) today announced that its Chairman and Chief Executive Officer, David N. Farr, has sent a letter to Rockwell Automation (NYSE: ROK) President and CEO, Blake D. Moret, proposing to acquire all outstanding shares of Rockwell for $225 per share, consisting of $135 per share in cash and $90 per share in Emerson shares. The total enterprise value of the transaction is approximately $29 billion.

In connection with the proposal, Emerson posted slides detailing the strategic and financial rationale of the transaction to the Investor Relations page of its website, available here.

The text of the letter follows:

November 16, 2017

Mr. Blake D. Moret

President and Chief Executive Officer

Rockwell Automation

1201 South Second Street

Milwaukee, Wisconsin 53204

Dear Mr. Moret:

Over the past several months, we have attempted to engage with you privately regarding a business combination of Emerson Electric and Rockwell Automation. We remain convinced there is compelling strategic, operational, and financial merit to bringing together our two companies – and that such a combination would benefit our respective customers, employees and shareholders.

The industrial logic for this combination is clear. A combination of Emerson and Rockwell would create a leader in the $200 billion global automation market. Together, we could offer an unmatched technology portfolio that addresses customers’ current and future needs for a fully connected enterprise, where process, discrete, and hybrid work seamlessly together rather than relying on single, disparate platforms. By leveraging the key technology platforms that are the strengths of Emerson and Rockwell, we can create an industry leader with unmatched capabilities that integrates all aspects of the automation system for a global customer base. Competitors are already moving to provide integrated solutions. The combination of Emerson and Rockwell would accelerate our combined growth and position us for success for many years to come.

Terms and Value Creation

Given our continued conviction in the significant value creation opportunity this combination represents, I am sending you an enhanced proposal for Emerson to acquire Rockwell in a transaction that would provide Rockwell shareholders with immediate and long-term value that we believe is well in excess of what Rockwell could achieve on a standalone basis.

Rockwell shareholders would receive $225 per share, consisting of $135 in cash and $90 in Emerson shares. This represents an attractive 30% premium to Rockwell’s undisturbed 90-day volume weighted average share price as of October 30, 2017, the day before our prior acquisition proposals became public.

The portion of the consideration to be paid in Emerson stock would result in Rockwell shareholders owning approximately 22% of the combined company, allowing them to participate in the significant value creation from synergies generated by a combination. Based on public information only, we estimate the total capitalized value of synergies to be in excess of $6 billion, which equates to over $1.3 billion or $10 per share of additional value to Rockwell shareholders through their continuing ownership. Including the value of synergies, Rockwell shareholders would receive $235 per share in total value, representing aggregate value creation of 36% compared to Rockwell’s undisturbed 90-day volume weighted average share price as of October 30.

Enhanced Profile and Strong Balance Sheet

The combined company would have increased scale across key end markets, with approximately $23 billion in annual revenue, supporting increased investments in software and technology and an acceleration of both top-line and bottom-line growth. We expect the transaction would be accretive to adjusted EPS and free cash flow in year one. Estimated synergies and enhanced operating efficiencies would result in an operating margin of approximately 20% as well as double-digit EPS growth. We will remain committed to maintaining an investment grade credit rating and expect the combined company to generate free cash flow of more than $3 billion in year one, enabling additional strategic investment, rapid deleveraging and return of capital to shareholders through dividends and share repurchases.

Commitment to Engage on Social Issues

As outlined in our prior proposals, we would work with Rockwell to select a management team using a “best of both” philosophy, with significant roles for members of your existing team. This would provide the combined company with the greatest opportunity to succeed by enabling us to choose the right people for the right roles from both of our world-class organizations. We would expand our current Board from 10 to 13 directors, with three directors nominated from the current Rockwell Board. We would work with you to provide appropriate commitments to Rockwell employees and communities to ensure the combination is mutually beneficial to all of our stakeholders.

As noted in our previous offers, we propose to name the combined company “Emerson Rockwell” to reflect the legacies of our two companies. We would also maintain a significant presence in Milwaukee as an “automation center of excellence” for the combined company. We look forward to engaging with you to identify additional ways to capture the absolute best of both organizations.

Regulatory Approvals and Financing

We and our advisors have conducted extensive analysis of the regulatory approvals that would be required in connection with the proposed transaction, and we are confident that the transaction would receive all necessary approvals in a timely manner. We do not anticipate any material antitrust or other regulatory issues that would extend the normal timetable for closing a transaction of this nature. We strongly believe the combined company would be able to do more for our customers than either of us could do separately. We are confident that our common global customers will embrace the proposed transaction and, in fact, we have already received positive feedback from many of them about the potential market benefits that would result from a combination.

Our proposal is not subject to any financing contingency. We have had in-depth discussions with J.P. Morgan, which is highly confident Emerson can finance the cash portion of the transaction with a combination of cash on our balance sheet and newly issued debt.

Next Steps

We sincerely hope you and your Board will objectively evaluate the strategic, financial and operational benefits of this transaction and agree to meet with Emerson to negotiate a mutually beneficial transaction. We, along with our advisors, Centerview Partners, J.P. Morgan and Davis Polk, stand ready to commence private discussions with Rockwell and its advisors. I look forward to your prompt response and to sitting down with you to discuss this unique opportunity for both of our companies.

Sincerely,

David N. Farr

Chairman and Chief Executive Officer

About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial, and residential markets. Our Emerson Automation Solutions business helps process, hybrid, and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Emerson Commercial and Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency, and create sustainable infrastructure. For more information visit Emerson.com.

Important Information for Investors and Stockholders

This communication relates to a proposal which Emerson has made for an acquisition of Rockwell. In furtherance of this proposal and subject to future developments, Emerson (and, if a negotiated transaction is agreed, Rockwell) may file one or more registration statements, proxy statements, tender offer statements or other documents with the Securities and Exchange Commission (“SEC”). This communication is not a substitute for any proxy statement, registration statement, tender offer statement or other document Emerson and/or Rockwell may file with the SEC in connection with the proposed transaction.

Investors and security holders of Emerson and Rockwell are urged to read the proxy statement(s), registration statement, tender offer statement and/or other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Emerson and/or Rockwell, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Emerson through the website maintained by the SEC at http://www.sec.gov.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filing that may be made with the SEC. Nonetheless, Emerson and its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Emerson is set forth in its Annual Report on Form 10-K for the year ended September 30, 2016, which was filed with the SEC on November 16, 2016, its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on December 9, 2016, and its Current Reports on Form 8-K, which were filed with the SEC on May 2, 2017, May 19, 2017 and November 14, 2017. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Any information concerning Rockwell contained in this filing has been taken from, or based upon, publicly available information. Although Emerson does not have any information that would indicate that any information contained in this filing that has been taken from such documents is inaccurate or incomplete, Emerson does not take any responsibility for the accuracy or completeness of such information. To date, Emerson has not had access to the books and records of Rockwell.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the Company's ability to successfully complete on the terms and conditions contemplated (including the possibility that Rockwell will reject the proposed transaction with Emerson), and the financial impact of, the proposed acquisition of Rockwell, Emerson’s ability to achieve the synergies and value creation contemplated by the proposed acquisition, Emerson’s ability to promptly and effectively integrate Rockwell’s businesses, the diversion of management time on acquisition-related issues, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in Emerson's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

# # #